Exhibit 10.1

CATAPULT COMMUNICATIONS CORPORATION

EXECUTIVE OFFICER FY2009 VARIABLE COMPENSATION PLAN

Officer performance-based compensation for fiscal year 2009 will be based to the extent of 50% on attainment by Catapult of orders goals (“Bookings Goals”) and to the extent of 50% on income before income taxes and non-cash stock option expenses under SFAS 123(R) (“Income Goals”), as reflected in the case of the Income Goals on the Company’s quarterly reviewed or annual audited financial statements. Performance-based compensation will be earned and paid based on Company performance against specific Bookings and Income Goals that shall be established by the Board of Directors or Compensation Committee (“Board”), after consultation with the Chief Executive Officer.

The purpose of the Plan is to provide officers with a strong incentive to maximize the performance of the Company for the benefit of shareholders. The on-target bonus amounts established by the Board, in consultation with the CEO, represents sums that can be earned by officers, only if or to the extent the Company’s Bookings and Income Goals during a fiscal year are achieved. The Board intends that the Plan should pay out 100% of the on-target bonus established for each officer if the Goals are substantially achieved during the entire fiscal year, to pay out less than 100% if performance falls short of the Goals and to pay out more than 100% if performance exceeds the Goals.

The CEO is charged with administering the Plan in strict accordance with its provisions and promptly bringing to the attention of the Chairman of the Compensation Committee any questions, disputes, recommendations or other matters relating to the subject of the Plan that may not be foreseen or specifically covered by the provisions herein. Anything to the contrary notwithstanding, the Board reserves to itself, in its sole discretion, the authority to interpret the Plan, make decisions regarding implementation of the Plan and to amend the Plan.

The default Bookings and Income Goals as described below shall be applicable only if the Board does not establish Bookings and Income Goals for a quarter and may be reviewed and changed by the Compensation Committee at any time. The CEO shall inform the Board at each board meeting of the default goals for that quarter. The Chairman of the Compensation Committee shall issue to the CEO via e-mail or other written form the Booking and Income Goals adopted for the quarter no later than five working days after each quarterly board meeting.

Bookings Bonus Calculation

In the event the Board does not establish a quarterly Bookings Goal, the default Bookings Goal shall be the Company’s internal orders target for a given quarter.

Bookings bonus earnings shall begin when 50% of the Bookings Goal is achieved and shall increase linearly thereafter to 100% and beyond. If payment of the quarterly Bookings bonus would cause the Company to post a loss before income taxes and SFAS 123(R) expenses on the quarterly income statement, the earned Bookings Bonus shall be reduced by an amount sufficient to restore the Company to breakeven for the quarter. In the event that such bonus reduction is not sufficient to restore the Company to breakeven, the deficit shall not be carried forward to the next quarter.

The Bookings Bonus shall be calculated and expensed before the Income Bonus.

Income Bonus Calculation

In the event the Board does not establish a quarterly Income Goal, the default Income Goal shall be the pre-tax, pre-FAS123(R) income consistent with guidance given at the conference call, but not less than $0.

No Income Bonus will be earned in any quarter until pre-tax, pre-SFAS 123(R) income after taking into consideration any Bookings Bonuses reaches 100% of the Income Goal for that quarter. Thereafter, each additional dollar of pre-tax, pre-SFAS 123(R) income will be earned as Income Bonus until the aggregate on-target Income Bonus for the quarter has been earned. Any deficits resulting from this calculation shall not be carried forward.

After the aggregate on-target Income Bonus has been earned for the quarter, 10% of any additional pre-tax, pre-FAS123(R) income will be credited to an annual bonus pool apportioned among officers using the same percentages as for the base amount. This annual bonus pool shall only be considered earned and be available for payment if and when the Company’s audited income before income taxes and SFAS 123(R) expenses for the fiscal year is at least 8% of total revenues.

Additional Provisions

In administering the Plan, the CEO will prepare a quarterly Variable Compensation Report showing the calculations on which the proposed performance bonuses for the most recent quarter are based, the amounts to be paid out by officer, payouts by officer in the previous quarters of the current and previous fiscal year and such other information the CEO or the Committee consider relevant.

Bonuses earned will be paid on the next regular monthly payroll after the report is received for review by the Board. In any event, all bonuses earned under the Plan will be paid no later than the later of the 15th day of the third month following the end of the Plan participant’s first taxable year in which the bonus is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company’s taxable year in which the bonus is no longer subject to a substantial risk of forfeiture.

To earn and receive a bonus, an officer must be employed by the Company from the beginning to the end of the quarter in which the payment was earned. Any amounts forfeited under this provision will return to the Company.